Exhibit 10.5

AMENDMENT AND ASSIGNMENT AGREEMENT

THIS AMENDMENT and ASSIGNMENT AGREEMENT dated as of November 21, 2008 among COVIDIEN LTD., a Bermuda corporation (formerly known as Tyco Healthcare Ltd.) (“Covidien”); TYCO HEALTHCARE GROUP LP, a Delaware limited partnership (“Healthcare”); and RICHARD J. MEELIA (“Executive”) (the “Amendment”) to the EMPLOYMENT AGREEMENT dated as of December 29, 2006 between Tyco Healthcare Ltd and Executive (the “Agreement”).

W I T N E S S E T H:

WHEREAS, Healthcare is an indirect wholly-owned subsidiary of Covidien; and

WHEREAS, Executive is currently employed by each of Covidien and Healthcare as its President and Chief Executive Officer, with Healthcare being the primary employer and obligor with respect to the payment of compensation and benefits to Executive, subject to Covidien’s obligation to reimburse Healthcare for an allocable share of the expense associated with such compensation and benefits; and

WHEREAS, Executive and Covidien entered into the Agreement to set forth certain material terms of Executive’s employment by Covidien and its subsidiaries, including Healthcare; and

WHEREAS, to comply with recent statutory and regulatory changes including, but not limited to, Section 409A of the Internal Revenue Code of 1986, as amended, and to give effect to the intent of the Agreement, as well as to update the Agreement to reflect that the Separation (as defined therein) has occurred, Covidien, Healthcare and Executive desire to amend the Agreement and, in accordance with Section 7 of the Agreement, to assign to Healthcare certain rights and obligations conferred on Covidien under the Agreement; and

WHEREAS, Healthcare desires to accept assignment of such rights and obligations conferred on Covidien under the Agreement and agrees to perform under the Agreement in the same manner and to the same extent that Covidien would perform if no such assignment had taken place;

NOW THEREFORE, in consideration of the foregoing, of the mutual promises contained herein and in the Agreement, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. References in the Agreement to “Tyco Healthcare Ltd.” or “Company” shall be deemed references to Covidien. All references to “Parent” shall be deleted or, as the context so requires, shall be deemed to refer to Covidien.

2. Section 1(a) of the Agreement shall be deleted in its entirety and the remaining subsections re-lettered accordingly. Former Section 1(b) (now Section 1(a)) shall be deleted in its entirety and replaced by the following:

“(a) Executive shall serve as the Company’s Chief Executive Officer and as the Chief Executive Officer of Tyco Healthcare Group LP, the Company’s principal operating subsidiary (“Healthcare”). In these capacities, Executive shall have such duties, authorities and responsibilities as the Board of Directors of the Company (the “Board”) shall designate that are consistent with such positions. Executive shall report to the Board. Healthcare shall serve as Executive’s primary employer and the primary obligor under this Agreement and payor of compensation and benefits to Executive, subject to such arrangement as Covidien and Healthcare determine is appropriate for the allocation of expense related to Executive’s compensation and benefits and Covidien’s payment or reimbursement of its allocable share to Healthcare. Hereinafter, the term “Employing Company” shall refer either to Healthcare, as primary obligor and payor of compensation and benefits to Executive, or to both Covidien and Healthcare as recipients of services hereunder, as the context so requires.”

2. Paragraph 3 is amended in its entirety as follows:

“3. SEPARATION BENEFITS UPON TERMINATION OTHER THAN FOR CAUSE.

“(a) Lump Sum Payment. If Executive’s employment terminates for any reason other than termination by the Employing Company for Cause (as herein after defined), then the Employing Company shall pay or provide Executive with a lump sum cash payment in an amount equal to (x) two times the sum of (1) the greater of (a) his then-current base salary or (b) his base salary in effect as of the date immediately preceding the Effective Date and (2) the greater of (a) his then-current target annual bonus or (b) the greater of the average annual bonus (i) received by Executive or (ii) target for Executive, for two fiscal years of the Company immediately preceding the date of termination of employment; plus (y) any Lump Sum Premium, as defined in Section 3(c), below.

“(b) Continuation of Health and Welfare Plans. If Executive’s employment terminates for any reason other than termination by the Employing Company for Cause (as herein after defined), then the Employing Company shall pay or provide Executive with continued participation for two years in all health and welfare plans which cover Executive (and eligible dependents), other than the Employing Company’s medical and dental plans, which are addressed in Section 3(c) below, upon the same terms and conditions (except for requirements of Executive’s continued employment) in effect on the date of termination (or as amended from time to time) and subject to Executive’s continued co-payment of premiums, if any.

“(c) Medical and Dental Plans. If Executive’s employment terminates for any reason other than termination by the Employing Company for Cause (as herein after defined), then Executive (and eligible dependents) shall be eligible for continued coverage under the Employing Company’s medical and dental plans as required by and pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”). The Employing Company shall provide COBRA coverage only if such coverage is timely elected by Executive or other qualified beneficiary (as defined by COBRA). If Executive timely elects COBRA coverage, subject to the other provisions in this Section 3(c), for the first eighteen (18) months following Executive’s termination of employment, Executive will be responsible for paying the employee portion of the applicable premium under the respective plan(s) at the same rate and at the same time as such employee contributions are paid by similarly-situated active Employing Company employees. Effective for any premium payments for COBRA coverage that are due after eighteen (18) months following Executive’s termination, (a) Executive will be required to pay the entire premium for such COBRA coverage and shall be responsible for paying such premium during the remainder of the applicable COBRA period and (b) the Employing Company shall pay to Executive, within sixty (60) days after such eighteen (18) month period expires, a single lump-sum cash payment (the “Lump Sum Premium”) in an amount equal to the employer portion of six (6) months of the applicable premium in effect for Executive, based on the type of coverage provided to Executive at such time. COBRA coverage will cease upon the expiration of the maximum period required under COBRA or at such earlier time if Executive does not pay the required premium within the applicable time period, if the Executive terminates COBRA coverage, or if an event occurs that, pursuant to COBRA, permits the earlier termination of COBRA coverage.

“(d) Timing of Payments. Except as otherwise provided in Section 3(c), the payments made to Executive under this Section 3 shall be made as soon as practical after his termination of employment; provided that, if and to the extent so required, under Code Section 409A(a)(2)(B)(i) and the final Treasury regulations promulgated thereunder, such payment or any applicable portion thereof shall be made no earlier than six (6) months after the date of termination (or the date of Executive’s death, if earlier).

“(e) Separation was not a Termination of Employment. Executive acknowledges and agrees that the Separation was not a “termination of employment” for any purpose under this Section 3.

“(f) Termination for Cause. For purposes of this Agreement, “Cause” shall mean: (i) conviction of a felony or misdemeanor involving dishonesty, theft, fraud, or moral turpitude; Executive’s violation of the Company’s Code of Ethical conduct; or other willful misconduct conduct, that, in each case, is materially and demonstrably injurious to the Company or Healthcare, or any of their affiliates, as applicable, monetarily or otherwise; or (ii) willful failure or refusal by Executive to substantially follow his reasonably assigned duties within the Employing Company or to follow the proper written direction of the Board after a written notice of demand is delivered to Executive by the Board, which remains uncured for fifteen (15) days after written notice is given to Executive. The Employing Company must notify Executive of an event constituting “Cause” within 90 days following the knowledge of its existence or such event shall not constitute Cause under this Agreement.”

3. Section 5, “Certain Additional Payments by the Company,” is re-designated as Section 4, is re-titled “Certain Additional Payments by the Employing Company,” and is amended as follows:

(a) Subsection (a) is amended by substituting the phrase “by the Employing Company” for the phrase “by the Company.”

(b) Subparagraph (b)(3) is amended by deleting the three (3) instances of the phrase “by the Company” and replacing each with the phrase “by the Employing Company.”

(d) Subparagraph (b)(4) is amended by deleting five (5) instances of the phrase “the Company” and replacing each with the phrase “the Employing Company.”

(e) Subparagraph (b)(5) is amended by deleting said subparagraph in its entirety and substituting the following: “Executive shall notify the Employing Company in writing of any claim by the Internal Revenue Service relating to the possible application of the Excise Tax under Code Section 4999 to any of the payments and amounts referred to herein and shall afford the Employing Company, at its expense, the opportunity to control the defense of such claims.”

(f) Subparagraph (b)(6) is amended by deleting said subparagraph in its entirety and substituting the following: “Executive shall cooperate with any reasonable requests by the Employing Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax and shall be reimbursed by the Employing Company, or an after-tax basis, for all costs, expenses, interest and penalties incurred by Executive in connection with any such contest or dispute no later than the end of the Calendar year following the year in which Executive pays or incurs such amounts.”

4. Exhibit A, “Form of Release,” is amended by deleting all instances of “Tyco Healthcare Ltd.” and replacing each with “Covidien Ltd.”

5. Appendix 1 is amended by deleting all instances of “Tyco Healthcare Ltd.” and replacing each with “Covidien Ltd.”

6. Except as herein amended, the Agreement is hereby confirmed in all other respects.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

COVIDIEN LTD.

By:
Name:
Title:

TYCO HEALTHCARE GROUP LP

By:
Name:	John W. Kapples
Title:	Vice President and Corporate Secretary

RICHARD J. MEELIA